Exhibit 99.3

ENGLISH TRANSLATION

CONFIDENTIAL TREATMENT REQUESTED BY ECO TELECOM LIMITED

AND ALTIMO HOLDINGS & INVESTMENTS LIMITED

*** INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL

TREATMENT REQUEST THAT IS FILED SEPARATELY WITH THE COMMISSION

THE SURETYSHIP AGREEMENT No. 110100/P1-DP/Altimo

between the state corporation “Bank for Development and Foreign Economic Affairs

(Vnesheconombank)”

and “Altimo Holdings & Investments Limited”

Moscow	29 October 2008

The state corporation “Bank for Development and Foreign Economic Affairs (Vnesheconombank)” (hereinafter referred to as the “Lender”) represented by the Deputy Chairman Mr. Anatoliy B. Ballo acting under a Power of attorney dated 24 December 2007 No. 484/150000, registered in the register of the notary Kolodezeva T.A. with number No. 4B-679 of 24 December 2002, and “Altimo Holdings & Investments Limited”, a company organised and existing under the laws of British Virgin Islands and having its registered office at Trident Chambers, 1, Wicams Key, Road Town, Tortola, British Virgin Islands (hereinafter referred to as the “Surety”) represented by the Director Ms. Marina G. Kushnareva acting under the Charter, the Lender and the Surety (together referred to as the “Parties” and separately as the “Party”)

made this suretyship agreement No. 110100/P1-DP/Altimo (hereinafter referred to as the “Agreement”) to the following effect:

Clause 1. Subject Matter of the Agreement

1.1. The Surety shall be jointly and severally with the “Eco Telecom Limited” (register number 79038, address: 10/8 International Commercial Centre, Casemates Square, Gibraltar) (hereinafter referred to as the “Obligor”) liable to the Bank for the performance by the Obligor of all liabilities arisen from the facility agreement No. 110100/P1 dated 29 October 2008 (hereinafter referred to as the “Facility Agreement”) made between the Lender and the Obligor.

The Surety shall be liable in the same amount as the Obligor including interest payments, reimbursement of judicial expenses for debt recovery and other losses of the Lender caused by the undue performance or non-performance of liabilities by the Obligor.

1.2. The Surety is aware of all the material commitments to the Lender which have been undertaken by the Obligor under the Facility Agreement (hereinafter referred to as the “Commitments”) including:

a) a loan in amount of USD 2,000,000,000.00 (two billion 00/100) (hereinafter referred to as the “Loan”) provided to the Obligor for the purpose of refinancing of the following Obligor’s obligations towards Deutsche Bank AG London Branch including:

•

USD 1,500,000,000.00 (one billion five hundred million 00/100) under the Indenture with Series A Floating Bonds made between the Borrower (the Issuer), Altimo Holdings & Investments Limited (the Guarantor), Deutsche Bank AG London Branch (the Calculation Agent) and Deutsche International Corporate Services Limited (the Trustee) on 9 March 2007 (hereinafter referred to as the “Tranche A”); and

CONFIDENTIAL TREATMENT REQUESTED BY ECO TELECOM LIMITED

AND ALTIMO HOLDINGS & INVESTMENTS LIMITED

•

USD 500,000,000.00 (five hundred million 00/100) under the Indenture with Series B Floating Bonds made between Eco Telecom Limited (the Issuer), Altimo Holdings & Investments Limited (the Guarantor), Deutsche Bank AG London Branch (the Calculation Agent) and Equity Trust Services Limited (the Trustee) on 8 November 2007 (hereinafter referred to as the “Tranche B”),

In accordance with the following manner:

b) the interest rate under the Facility Agreement is set out as follows:

•	in relation to the Loan’s indebtedness which is equal to USD 1,500,000,000.00 (one billion five hundred million 00/100)—LIBOR + *** per cent per annum; and

•	in relation to the Loan’s indebtedness which is equal to USD 500,000,000.00 (five hundred million 00/100)—LIBOR + *** per cent per annum,

where LIBOR means the 12 months deposits’ offered rate specified on the page “LIBOR01” of the REUTERS information system as of 11:00 am (London time) of Loan’s granting date;

c) each interest period is equal to 3 (three) months;

d) the penalties (fines) under the Loan shall accrue on the Loan overdue indebtedness in addition to the interest rate under the Facility Agreement in the amount equal to *** per cent per annum and on the interest overdue indebtedness at interest rate under the Facility Agreement increased by *** per cent per annum;

e) the fine for the Obligor’s non-performance of any additional obligation under provided by Clause 5 of the Facility Agreement (with the exception of the obligation to provide the financial statements and obligations provided by paragraphs 5.1.17 and 5.2.3 of the Facility Agreement) is equal to ***; and

f) the Loan shall be repaid in accordance with the following schedule:

•	USD 1,500,000,000.00 (one billion five hundred million 00/100)—in *** months of the Loan’s granting date; and

•	USD 500,000,000.00 (five hundred million 00/100)—in *** months of the Loan’s granting date.

The Surety is informed about all other conditions of the Facility Agreement, the copy of which is the Annex 1 to this Agreement.

1.3. In case of non-performance, inappropriate or undue performance of any of Commitments under the Facility Agreement by the Obligor (hereinafter referred to as the “Event of Default”), the Surety shall bear joint and several liability with the Obligor in the amount defined in sub-clauses 1.1. and 1.2. of Clause 1 of the Agreement.

CONFIDENTIAL TREATMENT REQUESTED BY ECO TELECOM LIMITED

AND ALTIMO HOLDINGS & INVESTMENTS LIMITED

1.4. Entering into and performance of its obligations under this Agreement will not cause the breach of the Surety’s obligations under other transactions entered into by the Surety.

Clause 2. Rights and Duties of the Parties

2.1. The Surety undertakes:

a) within the effective period of this Agreement to inform the Lender of making a decision which can lead to the Surety’s liquidation or reorganisation pending 5 (five) business days of such decision date;

b) to provide the Lender annually with the financial statements with attachment of the audit company’s conclusion translated into Russian language.

2.2. In case of non-performance or undue performance of the payment obligations under the Facility Agreement by the Obligor (including the Lender’s demands premature repayment of the Loan and Interest payable in accordance with the conditions of the Facility Agreement), the Lender is entitled to demand such performance from the Surety in full amount.

2.3. The Surety undertakes to perform all obligations non-performed or unduly performed by the Obligor in accordance with sub-clause 1.1 and 1.2 of this Agreement within 1 (one) business day of the date of receipt with acknowledgement of receipt of the Lender’s written request in connection with non-performance or undue performance of the obligations under the Facility Agreement by the Obligor. Failure by the Surety to receipt the Lender’s written request provided in compliance with the provisions of this sub-clause 2.2 shall not be deemed as basis for non-performance of obligations under this Agreement or contestation of the Lender’s actions provided by sub-clause 2.2 of this Agreement by the Surety.

The Surety may perform the Obligor’s obligations in any hard currency, and conversion operations shall be carried out by the Lender at the rate provided for the Lender’s client operations on daily basis.

The day of deposit of assets to the Lender’s correspondent account and in case of payment by transfer of monetary assets from the Surety’s accounts opened by the Lender the day of draw down of such monetary assets shall be the day of performance of Surety’s obligation, provided by this Agreement.

2.4. If the cash amount received from the Surety is insufficient for the performance of the Obligor’s obligations in full, the repayments of the obligations shall be implemented as per the following priority order:

•	fees and costs connected with the performance of the Facility Agreement;

•	penalties (fines) under the Facility Agreement (if any);

•	overdue indebtedness on the Interest (if any);

•	overdue indebtedness under the Loan (if any);

CONFIDENTIAL TREATMENT REQUESTED BY ECO TELECOM LIMITED

AND ALTIMO HOLDINGS & INVESTMENTS LIMITED

•	not delayed Interest; and

•	not delayed Loan indebtedness.

2.5. Upon discharge of the Obligor’s payment obligations by the Surety, the he obtains the Lender’s right in the amount in which the relevant Lender’s demand was satisfied. The documents certifying the Surety’s demand to the Obligor shall be delivered to the Surety by the Lender within the three-days term of the date of the Surety’s performance of the Obligor’s obligations in full amount (sub-clauses 2.2, 2.3 of the Agreement).

2.6. The Surety is not entitled to raise objections (which could be raised by the Obligor) against the Lender’s claims.

Clause 3. The Parties’ Responsibility

3.1. In case of the Surety fails to perform its obligations under this Agreement, the Lender is entitled to demand the payment of the penalty (fines) in the amount equal to 0.05 (five hundredth) per cent of the amount of the non-performed Commitments for every day of delay starting from the date of the occurrence of the overdue indebtedness to the date of its conclusive repayment. The Surety is unconditionally and irrevocably obliged to pay the Lender the mentioned penalty (fines).

Clause 4. Miscellaneous

4.1. The Agreement shall come into force as of the day of signing and shall remain in effect until full discharge of the Obligor’s obligations under the Facility Agreement.

4.2. The Agreement shall be terminated early in the event of termination of the obligations secured by the suretyship.

4.3. Any amendments to the Agreement shall not be valid unless made in writing and signed by the authorised representatives of both Parties.

4.4. The effective laws of the Russian Federation apply to relations of the Parties. All the disputes arising from this Agreement shall be reviewed by International Commercial Arbitration Court under Chamber of Commerce and Industry of the Russian Federation in accordance with its Regulations.

4.5. If any, the Surety is obliged to notify the Lender of changes in company’s details (name, address, account bank, etc.) and after coming into effect to provide the Lender with the duly executed documents pending 3 (Three) business days. The Surety is also obliged to inform the Lender about the accounts’ opening in other banks within the effective period of this Agreement and about the raising of pecuniary claims by the third parties.

CONFIDENTIAL TREATMENT REQUESTED BY ECO TELECOM LIMITED

AND ALTIMO HOLDINGS & INVESTMENTS LIMITED

4.6. Any notification or message under the Agreement addressed by the Parties to each other shall be in writing, signed by the authorised persons and delivered by courier at address specified in Clause 5 of the Agreement or by fax:

(495) 721-97-56—for the Lender; and

(495) 981-44-48—for the Surety.

4.7. All the alterations and additions to the Agreement and also the provided documents and correspondence shall be executed in Russian language or contain a duly certified translation into Russian language. The documents and its copies executed beyond the borders of the Russian Federation shall be duly certified, translated into Russian language and duly legalised, or be apostiled.

4.8. In any matters that are not regulated by the Agreement the Parties shall act in reliance upon the laws of the Russian Federation.

The Agreement is made in two (2) original counterparts of equal legal effect, one counterpart for each Party.

Address and Bank Details of the Parties:

Vnesheconombank	Altimo Holdings and Investment Limited

9, Prospekt Akademika Sakharova

Moscow, GSP-6, 107996 ID Taxpayer Number
7750004150, Record Validity Code (KPP) 775001001

Primary State Registration Number (OGRN)
10444110000102

Correspondent Account No. ***

Operations Department (OPERU) of the Moscow
Main Branch (GTU) of the Bank of Russia

Trident Chambers, 1, Wicams Key, Road Town, Tortola, British Virgin Islands

For the Lender	For the Surety
The Deputy Chairman of Vnesheconombank	The Director of Altimo Holdings & Investments Limited

/s/ A.B. Ballo	/s/ M.G. Kushnareva
A.B. Ballo	M.G. Kushnareva